Exhibit 99.1

Ainos Regains Nasdaq Compliance, Sets 90-Day Roadmap to Scale AI Nose Platform in 2026

Commercial Momentum Accelerates with Partnerships to Drive AI-Powered Scent Intelligence for IndustrialAI and HealthcareAI

SAN DIEGO, CALIFORNIA / ACCESS Newswire / July 16, 2025 / Ainos, Inc. (NASDAQ:AIMD)(NASDAQ:AIMDW) (“Ainos” or the “Company”), a pioneer in AI-powered scent digitization, today announced it has regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The compliance confirmation comes as Ainos gains momentum across its AI Nose platform, with strategic deployments, commercial partnerships, and a 90-day execution plan aimed at enabling large-scale commercialization by 2026.

“Over the past six months, we optimized our capital structure and delivered key milestones for the AI Nose platform, powered by our proprietary smell language model (SLM). We are positioning for a phase of accelerated deployment and scalable revenue generation across industrial, robotics, and healthcare sectors,” said Eddy Tsai, Chairman and CEO of Ainos.

Recent AI Nose Milestones Driving Growth

●	Strategic partnership with ASE Technology Holding (ASEH), the world’s largest semiconductor packaging and testing company, with a targeted phased deployment plan of up to 15,000 AI Nose units.

●	Expanded industrial footprint through partnerships with Kenmec and Solomon, aiming to integrate AI-powered scent intelligence powered by AI Nose and smell language model (SLM) into smart factory and machine vision ecosystems across Asia.

●	Completed the world’s first integration of AI Nose with a humanoid robot, for embedding digital olfactory sensing capabilities into ugo Inc.’s service robotics platform.

●	Smell language model (SLM) surpassed 90% accuracy in classifying everyday scents, including meat, food, and beverages.

●	Senior care program improved accuracy to ~85% from ~80%.

●	412% year-over-year revenue increase in Q1 2025, driven by initial AI Nose sales for the senior care program.

Key Strategic Priorities for the Next 90 Days

Building toward its 2026 scale-up, Ainos will focus on the following near-term priorities:

1.	Complete pilot deployment of approximately 1,400 AI Nose units with ASEH and initiate Phase 1 expansion to approximately 5,000 units.

2.	With Kenmec, exhibit the AI Nose integrated ugo robot at Automation Taipei, to be held August 20-23 in Taiwan.

3.	Drive SmellTech-as-a-Service (SaaS) as a subscription-based revenue model for AI Nose deployments and Smell ID services.

4.	Enhance SLM performance through broad-scale validation and expanded real-world testing.

5.	Pursue additional strategic partnerships in Asia and Europe for technology licensing and regional commercialization.

“Regaining Nasdaq compliance is just the beginning,” Tsai added. “Our mission is to build a scalable, multi-revenue platform powered by scent intelligence, transforming smell into computable, actionable business data across global markets. I believe smell will be AI’s next token.”

On July 15, 2025, the Company received formal notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that Ainos’ common stock maintained a closing bid price of $1.00 or higher for ten consecutive business days, from June 30, 2025 to July 14, 2025. According to the Notice, the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2), and this matter is now officially closed.

About Ainos, Inc.

Ainos, Inc. (NASDAQ: AIMD) is a dual-platform AI and biotech company pioneering smelltech and immune therapeutics. Its AI Nose platform and smell language model (SLM) digitize scent into Smell ID, a machine-readable data format, powering intelligent sensing across robotics, smart factories, and healthcare. The company also develops VELDONA®, a low-dose oral interferon targeting rare, autoimmune, and infectious diseases. Ainos, a fusion of “AI” and “Nose,” is redefining machine perception for the sensory age. To learn more, visit https://www.ainos.com. Follow Ainos on X, formerly known as Twitter, (@AinosInc) and LinkedIn to stay up-to-date.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are a number of important factors that could cause actual results, developments, business decisions or other events to differ materially from those contemplated by the forward-looking statements in this press release. These factors include, among other things, our expectation that we will incur net losses for the foreseeable future; our ability to become profitable; our ability to raise additional capital to continue our product development; our ability to accurately predict our future operating results; our ability to advance our current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates we develop; the ability to obtain and maintain regulatory approval of our product candidates; delays in completing the development and commercialization of our current and future product candidates; developing and commercializing additional products, including diagnostic testing devices; our ability to compete in the marketplace; compliance with applicable laws, regulations and tariffs, and factors described in the Risk Factors section of our public filings with the Securities and Exchange Commission (SEC). Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable law, the Company undertakes no obligation to update or revise these statements, whether as a result of any new information, future events and developments or otherwise.

Contact Information

Feifei Shen

ir@ainos.com